EXHIBIT 99
                                 ----------

ASB LOGO




October 23, 2003


FOR IMMEDIATE RELEASE:


CONTACT:
      Robert M. Smith, President or
      Michael L. Gampp, CFO
      ASB Financial Corp.
      503 Chillicothe Street
      Portsmouth, Ohio 45662-4015
      (740) 354-3177


ASB Financial Corp. Reports Net Earnings For The Three Months Ended September 30, 2003


Portsmouth, Ohio - ASB Financial Corp., parent company of American Savings Bank, fsb, reported net earnings for the three months ended September 30, 2003 of $501,000, or $.29 per diluted share, compared to the $488,000, or $.31 per diluted share in net earnings recorded in the comparable 2002 quarter.

The increase in net earnings resulted primarily from a $59,000, or 4.2%, increase in net interest income and a $78,000, or 58.6% increase in other income, which were partially offset by an $130,000, or 15.56%, increase in general, administrative and other expense and a $6,000, or 3.0%, decrease in federal income taxes.

The increase in net interest income resulted primarily from a $339,000, or 31.4%, decrease in total interest expense, due to the prevailing low interest rate environment over the past year.

At September 30, 2003, ASB Financial Corp. reported total assets of $152.9 million, total liabilities of $136.6 million, including deposits of $130.3 million, and shareholders' equity of $16.4 million.

American Savings Bank, fsb, serving Portsmouth, Waverly and the Southern Ohio area was founded in 1892. The common shares of ASB are listed on the NASDAQ under the symbol ASBP.

503 Chillicothe St., P.O. Box 1583, Portsmouth, Ohio 45662 740-354-3177 FAX 740-354-3170

                             ASB Financial Corp.
          CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                               (In thousands)


                                                  September 30,    June 30,
      ASSETS                                               2003        2003

Cash and cash equivalents                              $  2,327    $  7,610
Investment securities                                    13,197      13,178
Mortgage-backed securities                               11,856      12,130
Loans receivable                                        120,932     114,974
Other assets                                              4,617       4,863
                                                       --------    --------
      Total assets                                     $152,929    $152,755
                                                       ========    ========

      LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                               $130,375    $130,780
Borrowings                                                4,429       4,188
Other liabilities                                         1,771       1,428
                                                       --------    --------
      Total liabilities                                 136,575     136,396

Shareholders' equity                                     16,354      16,359
                                                       --------    --------

      Total liabilities and shareholders' equity       $152,929    $152,755
                                                       ========    ========

                             ASB Financial Corp.
                CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                      (In thousands, except share data)


                                             Three months ended
                                                September 30,
                                               2003        2002

Total interest income                        $2,194      $2,474

Total interest expense                          740       1,079
                                             ------      ------

      Net interest income                     1,454       1,395

Other income                                    211         133

General, administrative and other expense       967         837
                                             ------      ------

      Earnings before income taxes              698         691

Federal income taxes                            197         203
                                             ------      ------

      NET EARNINGS                           $  501      $  488
                                             ======      ======
      EARNINGS PER SHARE
        Basic                                $  .30      $  .32
                                             ======      ======

        Diluted                              $  .29      $  .31
                                             ======      ======


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